Exhibit 10.1

ManpowerGroup Inc.
100 Manpower Place
Milwaukee, Wisconsin  53212

May 1, 2014

Mr. Jeffrey A. Joerres
Executive Chairman
c/o ManpowerGroup Inc.
100 Manpower Place
Milwaukee, Wisconsin 53212

Jeff:

Please refer to our letter agreement dated and accepted by you on February 20, 2014 (the “Compensation Agreement”) regarding your compensation and benefits.  In connection with the change in your position from CEO to Executive Chairman of the Board, effective as of May 1, 2014, we have agreed to amend the Compensation Agreement as follows:

1.           The first sentence of Paragraph 2 shall be amended to read:

“You will be paid a base salary for your services from the date hereof, and during the remainder of the  Term at the rate of One Million Dollars ($1,000,000) per year, as may be increased from time to time by the Corporation.”

The capitalized terms used above which are not otherwise defined in this letter will have the meanings assigned to them in the Compensation Agreement.  Except as modified by this letter, the Compensation Agreement will remain in full force and effect.

Please confirm your agreement with the foregoing by signing and returning to the Corporation a copy of this letter.

MANPOWERGROUP INC.

By:
/s/ Richard Buchband
Richard Buchband
Senior Vice President, General Counsel and Secretary

Agreed as of the 1st day of May, 2014

By:
/s/ Jeffrey A. Joerres
Jeffrey A. Joerres